EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 filed on March 11, 2005 and related Prospectus of JLG Industries, Inc. for the registration of shares of common stock and related common stock purchase rights of JLG Industries, Inc. and to the incorporation by reference therein of our report dated September 19, 2004 relating to the audited consolidated financial statements of JLG Industries, Inc. included in the Annual Report (Form 10-K) for the year ended July 31, 2004 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland
March 8, 2005